Exhibit 4.6

EXECUTION VERSION

OAK PACIFIC INTERACTIVE

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

This AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (this “Agreement”) is entered into as of April 4, 2008 by and among Oak Pacific Interactive, an exempted company incorporated under the Companies Law (2004 Revision) of the Cayman Islands (the “Company”), those holders of the Company’s Series A Preferred Shares (as defined below) and Series B Preferred Shares (as defined below) listed on Schedule A hereto (individually, a “Junior Preferred Investor” and collectively, the “Junior Preferred Investors”), certain holders of the Company’s Ordinary Shares (as defined below), listed on Schedule B hereto (individually, a “Founder” and collectively, the “Founders”), certain other holders of the Company’s Ordinary Shares listed on Schedule C (the “UU Holders”), the holders of Series C Preferred Shares (as defined below) listed on Schedule D hereto (each a “Series C Investor” and together, the “Series C Investors”), the holders of Series D Preferred Shares (as defined below) and Series D Warrants (as defined below), listed on Schedule E hereto (each a “New Investor” and together, the “New Investors”).

RECITALS:

1. This Agreement amends and restates that certain Investors’ Rights Agreement (the “Prior Agreement”) dated as of March 2, 2006, by and among the parties thereto, as originally entered into on October 7, 2005, by and among the parties thereto.

2. The execution and delivery of this Agreement is a condition to closing the transactions contemplated by that certain Series D Securities Purchase Agreement (the “Purchase Agreement”), dated as of the date hereof, by and among the Company and the New Investors.

AGREEMENT:

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree that the Prior Agreement shall be superseded and replaced in its entirety by this Agreement, and the parties hereto further agree as follows:

1. Interpretation

1.1 Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the following meanings:

“Affiliate” means any Person who is an “affiliate” as defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

“DCM Shareholders” means DCM III, L.P., DCM III-A, L.P., DCM Affiliates Fund III, L.P. and any Affiliate thereof that owns or acquires Shares.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

“Form F-3” means such form under the Securities Act as in effect on the date hereof or any successor form under the Securities Act.

“GAP Coinvestments III” means GAP Coinvestments III, LLC, a Delaware limited liability company.

“GAP Coinvestments IV” means GAP Coinvestments IV, LLC, a Delaware limited liability company.

“GAP Coinvestments CDA” means GAP Coinvestments CDA, L.P. a Delaware limited partnership.

“GAP LP” means General Atlantic Partners (Bermuda), L.P., a Bermuda limited partnership.

“GapStar” means GapStar, LLC, a Delaware limited liability company.

“GAP-W” means GAP-W International, LLC, a Delaware limited liability company.

“General Atlantic Shareholders” means GAP LP, GAP Coinvestments III, GAP Coinvestments IV, GAP-W, GapStar, GmbH Coinvestment, GAP Coinvestments CDA, and any Affiliate thereof that owns or acquires Shares, and any transferee thereof to whom Shares are transferred in accordance with Section 1.13 (Assignment of Registration Rights) of this Agreement; and the term “General Atlantic Shareholder” shall mean any such Person.

“GmbH Coinvestment” means GAPCO GmbH & Co. KG, a German limited partnership.

“Governmental Authority” means the government of any nation, state, city, locality or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Holder” means each of the General Atlantic Shareholders, each of the DCM Shareholders, each of the TCV Shareholders, each of the Softbank Shareholders, each other Investor and each of the Founders, in each case owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.13 (Assignment of Registration Rights) of this Agreement.

“Investors” means the Junior Preferred Investors, the UU Holders, the Series C Investors, and the New Investors, and each individually is an “Investor”.

“IPO Effectiveness Date” means the date upon which the Company closes its Qualified IPO.

“Joho Shareholders” means Joho Fund, Ltd., Joho Partners, L.P., Joho Asia Growth Fund, Ltd., and Joho Asia Growth Partners, L.P., and any Affiliate thereof that owns or acquires Shares and any transferee thereof to whom Shares are transferred in accordance with Section 1.13 (Assignment of Registration Rights) of this Agreement; and the term “Joho Shareholder” shall mean any such Person.

“Major Investors” has the meaning as set forth in the Company’s Amended and Restated Memorandum and Articles of Association, as amended.

“Ordinary Shares” means ordinary shares of the Company, par value US$0.01.

“Person” means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

“Preferred Shares” means the Company’s Series A Preferred Shares, $0.01 par value per share, Series B Preferred Shares, $0.01 par value per share, Series C Preferred Shares, $0.01 par value per share, and Series D Preferred Shares, $0.01 par value per share.

“Qualified IPO” has the meaning as set forth in the Company’s Amended and Restated Memorandum and Articles of Association, as amended.

“register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act of 1933, as amended (the “Securities Act”), and if required for effectiveness, the declaration or ordering of effectiveness of such registration statement or document by the SEC, or a similar procedure in a jurisdiction other than the United States.

“Registrable Securities then outstanding” means the number of Ordinary Shares outstanding which are, and the number of Ordinary Shares issuable pursuant to then exercisable or convertible securities which are, Registrable Securities.

“Registrable Securities” means (i) the Ordinary Shares issuable or issued upon conversion of the Preferred Shares, (ii) the Ordinary Shares issued to the Series B Preferred Shareholders pursuant to the Series B Warrants, (iii) the Ordinary Shares issued to the Softbank Shareholders pursuant to the Series D Warrants, (iv) the Ordinary Shares issued to the Founders as of the date hereof, (v) any other Ordinary Shares acquired or owned by any of the Holders prior to the IPO Effectiveness Date, or acquired or owned by any of the Holders on or after the IPO Effectiveness Date if such Holder is an Affiliate of the Company, (vi) Ordinary Shares issued upon the exercise of any warrant and Ordinary Shares issued as a dividend or other distribution with respect to, or in exchange for or in replacement of, the Shares listed above in this definition, and (vii) any American depositary shares representing any of the Ordinary Shares described in the preceding clauses (i) through (vi); provided, however, that for the purposes of Sections 1.3 (Request for Registration), 1.5 (Form F-3 Registration), 1.14 (Limitations on Subsequent Registration Rights), 3.2 (Amendments and Waivers) or Section 2 (Covenants of the Company), the Shares owned or acquired by the Founders shall not be deemed “Registrable Securities” and the Founders and their transferees shall not be deemed “Holders”; provided, further, that the foregoing definition listed in each clause other than clause (v) shall exclude any Registrable Securities sold by a Person in a transaction in which his or her rights under this Agreement are not assigned pursuant to Section 1.13 (Assignment of Registration Rights) of this Agreement. Notwithstanding the foregoing, Ordinary Shares or other securities shall only be treated as Registrable Securities if and so long as they have not been (A) sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction or (B) sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(1) thereof in which all transfer restrictions and restrictive legends with respect thereto, if any, are removed upon the consummation of such sale.

“SBI Shareholders” means SBI Broadband Fund No.1 Limited Partnership, SBI Broadband Capital Co., Ltd., SBI BB Media Investment Limited Partnership, SBI BB Mobile Investment Limited Partnership, and any Affiliate thereof that owns or acquires Shares and any transferee thereof to whom Shares are transferred in accordance with Section 1.13 (Assignment of Registration Rights) of this Agreement; and the term “SBI Shareholder” shall mean any such Person.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder.

“Series B Warrants” means the warrants issued to certain holders of the Series B Preferred Shares, giving them the right to acquire a certain number of Ordinary Shares of the Company pursuant to the terms and conditions set forth therein.

“Series D Warrants” has the meaning set forth in the Purchase Agreement.

“Softbank Shareholders” means Softbank Corp., any Affiliate thereof that owns or acquires Shares, and any transferee thereof to whom Shares are transferred in accordance with Section 1.13 (Assignment of Registration Rights) of this Agreement; and the term “Softbank Shareholder” shall mean any such Person.

“TCV Shareholders” means TCV V, L.P., TCV Member Fund, L.P., and any Affiliate thereof that owns or acquires Shares, and any transferee thereof to whom Shares are transferred in accordance with Section 1.13 (Assignment of Registration Rights) of this Agreement; and the term “TCV Shareholder” shall mean any such Person.

1.2 Terms Defined Elsewhere in this Agreement

“Agreement”	Preamble

“Company Registration”	Section 1.4

“Company”	Preamble

“Demand Registration”	Section 1.3(a)

“Exercise Notice”	Section 2.3(b)

“F-3 Initiating Holders”	Section 1.5

“Founder” or “Founders”	Preamble

“Holders’ Counsel”	Section 1.6(a)

“Initiating Holders”	Section 1.3(b)

“Inspector” or “Inspectors”	Section 1.6(j)

“Major Investor”	Section 2.1(a)

“Maximum Number”	Section 2.3(b)

“New Investor” or “New Investors”	Preamble

“Series C Investor” or “Series C Investors”	Preamble

“Prior Agreement”	Recitals

“Junior Preferred Investor” or “Junior Preferred Investors”	Preamble

“Proportionate Share”	Section 2.3(b)

“Purchase Agreement”	Recitals

“Records”	Section 1.6(j)

“Preemptive Rights Notice”	Section 2.3(a)

“Shares”	Section Error! Reference source not found.

“UU Holders”	Preamble

“Valid Business Reason”	Section 1.3(c)

“Violation”	Section 1.11(a)

1.3 Request for Registration

(a) If the Company shall receive at any time after six (6) months following the IPO Effectiveness Date, a written request from:

(i) the Holders of at least fifty percent (50%) of the Registrable Securities then outstanding that the Company file a registration statement under the Securities Act (other than a registration statement on Form S-8 or Form S-4) covering the registration of any portion of the Registrable Securities held by such Holders so long as the aggregate price to the public (before payment of any underwriters’ discounts or commissions) is at least US$5,000,000; or

(ii) the Softbank Shareholders that the Company file a registration statement under the Securities Act (other than a registration statement on Form S-8 or Form S-4) covering the registration of any portion of the Registrable Securities held by such Softbank Shareholders so long as the aggregate price to the public (before payment of any underwriters’ discounts or commissions) is at least US$5,000,000; or

(iii) the General Atlantic Shareholders that the Company file a registration statement under the Securities Act (other than a registration statement on Form S-8 or Form S-4) covering the registration of any portion of the Registrable Securities held by such General Atlantic Shareholders so long as the aggregate price to the public (before payment of any underwriters’ discounts or commissions) is at least US$5,000,000; or

(iv) the DCM Shareholders that the Company file a registration statement under the Securities Act (other than a registration statement on Form S-8 or Form S-4) covering the registration of any portion of the Registrable Securities held by such DCM Shareholders so long as the aggregate price to the public (before payment of any underwriters’ discounts or commissions) is at least US$5,000,000; provided that at the time of such request the DCM Shareholders hold at least 25% of the Registrable Securities held by the DCM Shareholders as of March 2, 2006; or

(v) both the Joho Shareholders and SBI Shareholders that the Company file a registration statement under the Securities Act (other than a registration statement on Form S-8 or Form S-4) covering the registration of any portion of the Registrable Securities held by such Joho Shareholders and SBI Shareholders, so long as the aggregate price to the public (before payment of any underwriters’ discounts or commissions) at least US$5,000,000 (each of the requests pursuant to Sections 1.3(a)(i), 1.3(a)(ii), 1.3(a)(iii), 1.3(a)(iv) and 1.3(a)(v), a “Demand Registration”);

then the Company shall, within ten (10) days of the receipt thereof, give written notice of such request to all other Holders and shall, subject to the limitations of this Section 1.3 (Request for Registration), use its best efforts to effect, as soon as practicable, and in any event within ninety (90) days of the receipt of such request, the registration under the Securities Act of all Registrable Securities which the Holders request in writing to be registered within twenty (20) days of the mailing of such notice by the Company. For the purpose of this Section 1.3 (Request for Registration), two or more registration statements filed in response to one demand shall be counted as a single Demand Registration.

(b) If the Holders initiating the registration request under Sections 1.3(a)(i), 1.3(a)(ii), 1.3(a)(iii), and 1.3(a)(iv) (“Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.3 (Request for Registration) and the Company shall include such information in the written notice referred to in Section 1.3(a). The underwriter will be selected by a majority in interest of the Initiating Holders and shall be reasonably acceptable to the Company. In such event, the right of any Holder to include his Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 1.6(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 1.3 (Request for Registration), if the underwriter advises the Company and the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Company shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be reduced, first as to the Company and second as to the Holders (who are not Initiating Holders and who requested to participate in such registration) as a group, pro rata within each group based on the number of Registrable Securities proposed to be sold in such offering by each such Holder or Initiating Holder, as the case may be. For purposes of the preceding sentence any Holder and its Affiliates shall be deemed to be a single “Holder,” and any pro-rata reduction with respect to such “Holder” shall be based upon the aggregate amount of Registrable Securities proposed to be sold in such offering by such “Holder” and its Affiliates. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest one hundred (100) shares. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration; provided, however, that if less than thirty percent (30%) of the Registrable Securities requested to be registered pursuant to this Section 1.3 (Request for Registration) are included in such registration, such registration shall not be counted as a registration for purposes of Section 1.3 (Request for Registration).

(c) Notwithstanding the foregoing, if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 1.3 (Request for Registration), a certificate signed by the Chairman of the Board of Directors of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such registration statement to be filed because such action (x) would materially interfere with a material financing, acquisition, corporate reorganization or merger or other similar transaction involving the Company, (y) would require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential or (z) would render the Company unable to comply with requirements under the Securities Act or the Exchange Act (each a “Valid Business Reason”), and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve-month period and provided further that the Company shall not register any securities for the account of itself or any other shareholder during such ninety (90) day period (other than a registration relating solely to the sale of securities of participants in a Company share option plan that is approved by the Board of Directors, a registration relating to a corporate reorganization or transaction under Rule 145 of the Securities Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Ordinary Shares being registered are Ordinary Shares issuable upon conversion of debt securities that are also being registered). The Company shall promptly give written notice to the Holders thereafter if the reason for the deferral of the filing of registration statement is no longer applicable.

(d) In addition, the Company shall not be obligated to effect, or to take any action to effect:

(i) (A) any registration pursuant to Section 1.3(a)(i), (ii) or (iii) after the Company has effected two (2) registrations pursuant to each of Section 1.3(a)(i), (ii) and (iii) or (B) any registration pursuant to Section 1.3(a)(iv) or Section 1.3(a)(v) after the Company has effected one (1) registration pursuant to each of Section 1.3(a)(iv) and (v);

and such registrations have been declared or ordered effective unless such registration is withdrawn prior to the sale of the Registrable Securities being registered because of a Valid Business Reason;

(ii) any registration pursuant to Section 1.3 (Request for Registration) during the period starting with the date thirty (30) days prior to the Company’s good faith estimate of the date of filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a registration subject to Section 1.4 (Company Registration) hereof; provided that, the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective and the Initiating Holders had an opportunity to participate pursuant to the provisions of Section 1.4 (Company Registration) (other than a registration from which all or any portion of the Registrable Securities of the Initiating Holders requested to be included in such registration have been excluded); or

(iii) any registration pursuant to Section 1.3 (Request for Registration) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form F-3 pursuant to a request made pursuant to Section 1.5 (Form F-3 Registration) below.

1.4 Company Registration

If the Company proposes to register for its own account or for the account of other shareholders (other than the Holders) any securities under the Securities Act in connection with the public offering of such securities solely for cash (other than a Qualified IPO or a registration on Form F-4, Form S-8 or Form S-4), the Company shall, at such time, promptly give each Holder written notice of such registration (a “Company Registration”). Upon the written request of each Holder given within twenty (20) days after mailing of such notice by the Company, the Company shall, subject to the provisions of Section 1.9 (Underwriting Requirements), cause to be registered under the Securities Act all of the Registrable Securities that each such Holder has requested to be registered on the same terms and conditions as the securities of the Company or the account of such other stockholder, as the case may be, included therein. If the total amount of securities, including Registrable Securities, to be included in such offering exceeds the amount of securities that the underwriters determine in their sole discretion based upon marketing factors is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering, and the Company shall so advise all Holders of Registrable Securities. In such case, the number of securities that may be included in the offering shall be reduced, first as to any securities requested to be included in such offering by Persons other than the Holders who wish to sell their Registrable Securities in such offering, second as to any selling Holders and third as to any securities to be offered for the account of the Company, but in no event shall (i) the amount of securities of the selling Holders included in the offering be reduced below thirty percent (30%) of the total amount of securities included in such offering or (ii) any securities held by a Founder or any securities offered by a selling shareholder which are not Registrable Securities be included if any securities held by any selling Holder who is not a Founder are excluded. For purposes of the preceding sentence concerning apportionment, for any selling shareholder which is a Holder of Registrable Securities and which is a partnership, limited liability company or corporation, the partners, retired partners, members, retired members and shareholders of such holder, or the estates and family members of any such partners, members, retired members and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling shareholder,” and any pro-rata reduction with respect to such “selling shareholder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “selling shareholder,” as defined in this sentence. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

1.5 Form F-3 Registration

In case the Company shall receive from any Holder or Holders of the Registrable Securities then outstanding (the “F-3 Initiating Holders”) a written request or requests that the Company effect a registration on Form F-3 (or any successor form then in effect) and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

(a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(b) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such F-3 Initiating Holder’s or F-3 Initiating Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 1.5 (Form F-3 Registration): (i) if Form F-3 is not available for such offering by the F-3 Initiating Holders; (ii) if the F-3 Initiating Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (before the payment of any underwriters’ discounts or commissions) of less than US$5,000,000; (iii) if the Company shall furnish to the F-3 Initiating Holders a certificate signed by the Chairman of the Board of Directors of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would not be in the best interest of the Company for such Form F-3 Registration to be effected at such time due to a Valid Business Reason, in which event the Company shall have the right to defer the filing of the Form F-3 registration statement for a period of not more than ninety (90) days after receipt of the request of the F-3 Initiating Holder under this Section 1.5 (Form F-3 Registration); provided, however, that the Company shall not utilize this right more than once in any twelve (12) month period and provided further that the Company shall not register any securities for the account of itself or any other shareholder during such ninety (90) day period (other than a registration statement on Form F-4, Form S-8 or Form S-4); (iv) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already qualified to do business or subject to service of process in that jurisdiction and except as may be required by the Securities Act; or (v) if the Company has, within the twelve (12)-month period preceding the date of such request, already effected two (2) registrations on Form F-3 for the Holders pursuant to this Section 1.5 (Form F-3 Registration) excluding any registrations from which Registrable Securities have been excluded. If requested by the F-3 Initiating Holders such registration shall be for an offering on a continuous basis pursuant to Rule 415 under the Securities Act. If the total amount of Registrable Securities requested by the F-3 Initiating Holder or F-3 Initiating Holders and any other selling Holders, to be included in such offering exceeds the amount of Registrable Securities that the underwriters determine in their sole discretion based upon marketing factors is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering, and the Company shall so advise all Holders of Registrable Securities. In such case, the number of securities that may be included in such offering shall be reduced, first, as to any securities to be included in the offering by Persons other than the Holders who wish to sell their Registrable Securities in such offering, second, as to Registrable Securities offered for the account of any selling Holders, other than the F-3 Initiating Holder or F-3 Initiating Holders and third, as to Registrable Securities offered for the account of any F-3 Initiating Holder or F-3 Initiating Holders, but in no event shall any securities held by a Founder or any securities offered by a selling shareholder which are not Registrable Securities be included if any securities held by any selling Holder who is not a Founder are excluded. For purposes of the preceding sentence concerning apportionment, for any selling shareholder which is a Holder of Registrable Securities and which is a partnership, limited liability company or corporation, the partners, retired partners, members, retired members and shareholders of such holder, or the estates and family members of any such partners, members, retired members and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling shareholder,” and any pro-rata reduction with respect to such “selling shareholder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “selling shareholder,” as defined in this sentence. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration; provided, however, that if less than thirty percent (30%) of the Registrable Securities requested to be registered pursuant to this Section 1.5 (Form F-3 Registration) are included in such registration, such registration shall not be counted as a registration for purposes of this Section 1.5 (Form F-3 Registration).

(c) Subject to the foregoing, the Company shall file and maintain a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable, but in no event not later than forty-five (45) days after receipt of the request or requests of the Holders. Registrations effected pursuant to this Section 1.5 (Form F-3 Registration) shall not be counted as demands for registration or registrations effected pursuant to Sections 1.3 (Request for Registration) or 1.4 (Company Registration), respectively.

1.6 Obligations of the Company

Whenever required under this Section 1 (Registration Rights) to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective provided, however, that (x) before filing a registration statement or prospectus or any amendments or supplements thereto, the Company shall provide counsel selected by the Holders holding a majority of the Registrable Securities being registered in such registration (“Holders’ Counsel”) and any other Inspector (as defined below) with an adequate and appropriate opportunity to review and comment on such registration statement and each prospectus included therein (and each amendment or supplement thereto) to be filed with the SEC, subject to such documents being under the Company’s control, and (y) the Company shall notify the Holders’ Counsel and each seller of Registrable Securities of any stop order issued or threatened by the SEC and take all action required to prevent the entry of such stop order or to remove it if entered.

(b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement to keep such registration statement effective for up to the shorter of one hundred twenty (120) days or until the distribution contemplated in the registration statement has been completed, provided that if the F-3 Initiating Holders have requested that an F-3 Registration be for an offering on a continuous basis pursuant to Rule 415 under the Securities Act, then the Company shall keep such registration statement effective until the shorter of (i) one hundred and eighty (180) days or (ii) until such time as all Registrable Securities covered by such registration statement have been sold, and the Company shall comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement.

(c) Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

(d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions unless the Company is already qualified to do business or subject to service of process in that jurisdiction and except as may be required by the Securities Act.

(e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and the Company shall promptly prepare a supplement or amendment to such prospectus and furnish to each seller of Registrable Securities a reasonable number of copies of such supplement to or an amendment of such prospectus as may be necessary so that, after delivery to the purchasers of such Registrable Securities, such prospectus shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(g) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed.

(h) Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

(i) Furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 1 (Registration Rights), on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 1 (Registration Rights), if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

(j) Make available at reasonable times for inspection by any seller of Registrable Securities, any managing underwriter participating in any disposition of such Registrable Securities pursuant to a registration statement, Holders’ Counsel and any attorney, accountant or other agent retained by any such seller or any managing underwriter (each, an “Inspector” and collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Company and its subsidiaries (collectively, the “Records”) as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company’s and its subsidiaries’ officers, directors and employees, and the independent public accountants of the Company, to supply at reasonable times all information reasonably requested by any such Inspector in connection with such registration statement. No Records shall be disclosed by the Inspectors (and the Inspectors shall confirm their agreement in writing in advance to the Company if the Company shall so request) unless (x) the disclosure of such Records is necessary, in the Company’s judgment, to avoid or correct a misstatement or omission in the registration statement, (y) the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction after exhaustion of all appeals therefrom or (z) the information in such Records was known to the Inspectors on a non-confidential basis prior to its disclosure by the Company or has been made generally available to the public. Each seller of Registrable Securities agrees that it shall, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, give notice to the Company and allow the Company, at the Company’s expense, to undertake appropriate action to prevent disclosure of the Records deemed confidential.

(k) If such sale is pursuant to an underwritten offering, obtain a “cold comfort” letters dated the effective date of the registration statement and the date of the closing under the underwriting agreement from the Company’s independent public accountants in customary form and covering such matters of the type customarily covered by “cold comfort” letters as Holders’ Counsel or the managing underwriter reasonably requests.

(l) Comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable but no later than fifteen (15) months after the effective date of the registration statement, an earnings statement covering a period of twelve (12) months beginning after the effective date of the registration statement, in a manner which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

1.7 Furnish Information

It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 (Registration Rights) with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder’s Registrable Securities. The Company shall have no obligation with respect to any registration requested pursuant to Section 1.3 (Request for Registration) or Section 1.5 (Form F-3 Registration) of this Agreement if Registrable Securities are not included in the offering because of a failure of a Holder or Holders to comply with the preceding sentence, and as a result the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in Section 1.3(a) or Section 1.5(b)(ii), whichever is applicable.

1.8 Expenses of Registration

(a) Demand Registration

All expenses incurred in connection with registrations, filings or qualifications pursuant to Section 1.3 (Request for Registration), including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company, the reasonable fees and disbursements (up to a maximum of US$100,000) of one counsel for the Initiating Holder or Initiating Holders selected by them and all fees of the depositary of the Company in connection with the deposit by any Holder of their Ordinary Shares in exchange for American depositary shares representing Ordinary Shares, shall be borne by the Company; provided, however, that (i) each Holder shall bear its own underwriting discounts and commissions applicable to the sale of its Registrable Securities in such registration and (ii) subject to the following proviso, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.3 (Request for Registration) if the registration request is subsequently withdrawn at the request of a majority in interest of the Initiating Holders (in which case all participating Holders shall bear such expenses), unless a majority in interest of the Initiating Holders agree to forfeit their right to one demand registration pursuant to Section 1.3 (Request for Registration); provided further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holder at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expense and shall retain their rights pursuant to Section 1.3 (Request for Registration).

(b) Company Registration and Registration on Form F-3

All expenses incurred in connection with registrations, filings or qualifications of Registrable Securities pursuant to Section 1.4 (Company Registration) and any registrations under Section 1.5 (Form F-3 Registration) for each Holder, including (without limitation) all registration, filing, and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company, the reasonable fees and disbursements (up to a maximum of US$100,000) of one Holders’ Counsel and all fees of the depositary of the Company in connection with the deposit by any Holder of their Ordinary Shares in exchange for American depositary shares representing Ordinary Shares, shall be borne by the Company; provided, however, that, each Holder shall bear its own underwriting discounts and commissions applicable to the sale of its Registrable Securities in such registration.

1.9 Underwriting Requirements

In connection with any offering under Section 1.3 (Request for Registration), Section 1.4 (Company Registration) or 1.5 (Form F-3 Registration) involving an underwriting of shares of the Company, the Company shall not be required under Section 1.3 (Request for Registration), Section 1.4 (Company Registration) or 1.5 (Form F-3 Registration) to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon among the Company, the underwriters selected by it (or by other persons entitled to select the underwriters) and the Holders participating in such offering.

1.10 Delay of Registration

No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1 (Registration Rights).

1.11 Indemnification

In the event any Registrable Securities are included in a registration statement under this Section 1 (Registration Rights).

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other foreign, federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations: (i) any untrue statement or allegedly untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law, any foreign securities laws or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state or foreign securities law (each a “Violation”); and the Company will pay to each such Holder, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Subsection 1.11(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), nor shall the Company be liable to any Holder, underwriter or controlling person for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon (i) a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person, or (ii) delivery of a prospectus by a Holder who has received notice that the registration statement relating thereto contains an untrue statement of a material fact or an omission of a material fact notwithstanding the fact that such Holder has received a notice from the Company pursuant to Section 1.6(f) (Obligations of the Company).

(b) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or other foreign, federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this Subsection 1.11(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Subsection 1.11(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld, conditioned or delayed; provided further, that in no event shall any indemnity under this Subsection 1.11(b) exceed the net proceeds from the offering received by such Holder, except in the case of willful fraud by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 1.11 (Indemnification) of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.11 (Indemnification), deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of liability to the indemnified party under this Section 1.11 (Indemnification) to the extent of such prejudice, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.11 (Indemnification).

(d) If the indemnification provided for in this Section 1.11 (Indemnification) is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations; provided, that in no event shall any contribution by a Holder under this Section 1.11(d) plus any amounts actually paid under Section 1.11(b) above exceed the net proceeds from the offering received by such Holder, except in the case of willful fraud by such Holder. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) The obligations of the Company and Holders under this Section 1.11 (Indemnification) shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1 (Registration Rights), and otherwise.

1.12 Reports Under the Exchange Act

With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form F-3, the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after ninety (90) days after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public so long as the Company remains subject to the periodic reporting requirements under Sections 13 or 15(d) of the Exchange Act;

(b) take such action, including the voluntary registration of its Ordinary Shares under Section 12 of the Exchange Act, as is necessary to enable the Holders to utilize Form F-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;

(c) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(d) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form F-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

1.13 Assignment of Registration Rights and Information Rights

The rights to cause the Company to register Registrable Securities pursuant to this Section 1 (Registration Rights) and information and inspection rights set forth in Section 2 (Covenants of the Company) may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities which (i) is a partner, or retired partner, a member or a retired member of any Holder which is a partnership or limited liability company, (ii) is Holder’s family member or a trust for the benefit of an individual Holder or family member thereof, (iii) is an Affiliate of Holder, including, for the avoidance of doubt, with respect to a Holder that is a venture capital fund, partnership, limited liability company or corporation, the affiliated venture capital funds, partners, or members, retired partners or retired members and shareholders of such Holder or the estates, family members or trusts for the benefit of any of the foregoing, or (iv) is a transferee who acquires at least 10% of the Registrable Securities held by such Holder, provided, the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; provided, further, that such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Securities Act. For the purposes of determining the number of shares of Registrable Securities held by a transferee or assignee, the holdings of transferees and assignees of a partnership or limited liability company who are partners or retired partners or members or retired members, of such partnership or limited liability company (including spouses and ancestors, lineal descendants and siblings of such partners, members, retired partners, retired members or spouses who acquire Registrable Securities by gift, will or intestate succession) shall be aggregated together with the partnership or limited liability company; provided that all assignees and transferees who would not qualify individually for assignment of registration rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action under Section 1 (Registration Rights).

1.14 Limitations on Subsequent Registration Rights

From and after the date of this Agreement, provided that either (i) the General Atlantic Shareholders hold in the aggregate the number of Registrable Securities equal to at least 50% of number of Registrable Securities held in the aggregate by the General Atlantic Shareholders as of March 2, 2006 or (ii) the Softbank Shareholders hold in the aggregate the number of Registrable Securities equal to at least 50% of number of Registrable Securities held in the aggregate by the Softbank Shareholders upon the Closing Date under the Purchase Agreement, the Company shall not, without the prior written consent of the Holders (including the General Atlantic Shareholders and Softbank Shareholders) of at least two-thirds of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder (i) to include such securities in any registration statement, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the amount of the Registrable Securities of the Holders which is included, (ii) to have senior, preferential or parity cutback rights in the event of any registered offering or (iii) to demand registration of their securities.

1.15 Rule 144

The Company covenants that from and after the IPO Effectiveness Date it shall (a) file any reports required to be filed by it under the Exchange Act and (b) take such further action as each Holder may reasonably request (including providing any information necessary to comply with Rule 144 under the Securities Act), all to the extent required from time to time to enable such Holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144 under the Securities Act, as such rule may be amended from time to time, or Regulation S under the Securities Act or (ii) any similar rules or regulations hereafter adopted by the SEC. The Company shall, upon the request of any Holder, deliver to such Holder a written statement as to whether it has complied with such requirements.

1.16 Market Stand-Off Agreement

Each Holder hereby agrees that, during the period of duration (up to, but not exceeding, 180 days) specified by the Company and the managing underwriter of Ordinary Shares or other securities of the Company, following the effective date of the registration statement relating to the Company’s Qualified IPO, it shall not, to the extent requested by the Company and such underwriter, (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Ordinary Shares or any securities convertible into or exercisable or exchangeable for Ordinary Shares (whether such shares or any such securities are then owned by the Holder or are thereafter acquired) or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Ordinary Shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Ordinary Shares or such other securities, in cash or otherwise; provided that, all of the Company’s senior officers, directors and shareholders owning more than five percent (5%) of the Company’s Ordinary Shares (on a fully-diluted basis) must be similarly bound by the restrictions contained in this Section 1.16 (Market Stand-Off). Any release from such lock up restrictions, any time during the market stand-off time period, shall apply pro rata among the Holders of Registrable Securities, so that each Holder of Registrable Securities may sell, transfer or otherwise dispose of an equal percentage of his, her or its shares originally subject to the lock-up restrictions. The restrictions set forth in this Section 1.16 (Market Stand-Off) shall not apply to Ordinary Shares purchased in open market transactions following the Company’s initial public offering. The underwriters in connection with the Company’s initial public offering are intended third party beneficiaries of this Section 1.16 (Market Stand-Off) and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period, and each Holder agrees that, if so requested, such Holder will execute an agreement in the form provided by the underwriter containing terms which are essentially consistent with the provisions of this Section 1.16 (Market Stand-Off).

Notwithstanding the foregoing, the obligations described in this Section 1.16 (Market Stand-Off) shall not apply to a registration relating solely to employee benefit plans on Form F-1 or Form F-8 or similar forms which may be promulgated in the future, or a registration relating solely to an SEC Rule 145 transaction on Form F-4 or similar forms which may be promulgated in the future.

1.17 Termination of Registration Rights

No Holder shall be entitled to exercise any right provided for in this Section 1 (Registration Rights) after the earlier of (i) seven (7) years following the closing of the Company’s Qualified IPO; (ii) as to any Holder owning five percent (5%) or less of the outstanding Ordinary Shares (on a fully-diluted basis), that date such Holder is able to sell all his Registrable Securities in a single sale under Rule 144(k); or (iii) as to a particular Holder at such time as Rule 144(k) or another similar exemption under the Securities Act is available for the sale of all of such Holder’s shares without registration.

1.18 Jurisdiction

The terms of this Agreement are drafted primarily in contemplation of securities offerings in the United States of America. The parties recognize, however, the possibility that there may be one or more registrations in a jurisdiction other than the United States of America. It is, accordingly, their intention that whenever this Agreement refers to a law or institution of the United States of America but the parties wish to effectuate a registration in a different jurisdiction, reference in this Agreement to the laws or institutions of the United States shall be read as referring, mutatis mutandis, to the comparable laws or institutions of the jurisdiction in question. In the event that the Ordinary Shares are listed on any securities exchange outside the United States, the Company shall (i) use all reasonable and diligent efforts to cause all Ordinary Shares issued or issuable upon conversion of the Preferred Shares, and all other Ordinary Shares held by the Holders, to be approved for listing and freely tradable on such securities exchange, subject to any lock-ups required pursuant to the rules and regulations of the relevant exchange or applicable securities law, and (ii) furnish to the Holders such number of copies of prospectuses and such other documents as they may be reasonably required to facilitate the disposition of Ordinary Shares by the Holders on such exchange.

2. Covenants of the Company

2.1 Delivery of Financial Statements

(a) The Company shall deliver to each Major Investor, (i) as soon as practicable, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Company, audited annual consolidated financial statements including an income statement and statement of cash flows for the Company and its Subsidiaries for such fiscal year and a balance sheet for the Company and its Subsidiaries as of the end of the fiscal year, all prepared in accordance with United States generally accepted accounting principles, and audited and certified by a “Big Four” independent certified public accounting firms of recognized international standing and reputation selected by the Company; (ii) as soon as practicable, but in any event within forty-five (45) days after the end of each fiscal quarter of the Company, unaudited quarterly consolidated financial statements including an unaudited income statement and statement of cash flows for such fiscal quarter and an unaudited balance sheet as of the end of such fiscal quarter and (iii) monthly unaudited consolidated financial statements within ten (10) days after the end of each month.

(b) The Company shall prepare and submit to the Board of Directors of the Company for approval the Company’s annual operating budget for the next fiscal year not less than thirty (30) days prior to the beginning of the fiscal year.

(c) The Company shall deliver to each Major Investor, such other information relating to the financial condition, business, prospects or corporate affairs of the Company as the Holder may from time to time request, provided, however, that the Company shall not be obligated under this subsection (c) or any other subsection of this Section 2.1 (Delivery of Financial Statements) to provide information that it deems in good faith to be a trade secret or similar confidential information.

2.2 Inspection

The Company shall permit each Major Investor, at such Major Investor’s expense, to visit and inspect the Company’s properties, to examine and make copies of its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Major Investor; provided, however, that the Company shall not be obligated pursuant to this Section 2.2 (Inspection) to provide access to any information which it reasonably considers to be a trade secret or similar confidential information.

2.3 Preemptive Right

Subject to the terms and conditions specified in this Section 2.3 (Preemptive Right), the Company hereby grants to each Major Investor a preemptive right with respect to future sales by the Company of its Shares (as hereinafter defined). For purposes of this Section 2.3 (Preemptive Right), other than for purposes of the notice provisions, Major Investor includes any general partners and Affiliates of a Major Investor. A Major Investor who chooses to exercise the preemptive right may designate as purchasers under such right itself or its Affiliates in such proportions as it deems appropriate; provided that such Major Investor shall be responsible for the performance by its designated Affiliate of such Affiliate’s obligations to complete such purchase.

Each time the Company proposes to offer any capital shares, or securities convertible into or exercisable for any capital shares, of any class (“Shares”), the Company shall first make an offering of such Shares to each Major Investor in accordance with the following provisions:

(a) The Company shall deliver a written notice (the “Preemptive Rights Notice”) to each Major Investor stating (i) its bona fide intention to offer such Shares, (ii) the number of such Shares to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such Shares.

(b) Upon receipt of the Preemptive Rights Notice, each Major Investor may elect to subscribe for, at the price and upon the terms specified in the Preemptive Rights Notice, up to that portion of such Shares which equals the proportion that (i) the sum of the number of Ordinary Shares issuable or issued upon conversion of Registrable Securities plus all other voting securities then held by such Major Investor bears to (ii) the total number of Ordinary Shares then outstanding (assuming full conversion and exercise of all outstanding convertible or exercisable securities) (the “Proportionate Share”). The election will be exercisable by written notice (the “Exercise Notice”) given to the Company by the twentieth (20th) calendar day after delivery of the Preemptive Rights Notice and shall specify the maximum number of Shares, even if greater than such Major Investor’s Proportionate Share, that the Major Investor desires to purchase pursuant to this Section 2.3(b) (the “Maximum Number”). Failure of any Major Investor to provide an Exercise Notice within the twenty (20) day period shall be deemed to constitute a notification to the Company of such Major Investor’s decision not to exercise the option to purchase any Shares under this Section 2.3(b). The Shares shall be allocated among the Major Investors who properly deliver an Exercise Notice. If the sum of the Maximum Numbers specified by each of the Major Investors in the aggregate exceeds the number of Shares proposed to be issued by the Company, then the Major Investors who wish to subscribe for more than their Proportionate Share shall be allocated, pro rata, the Shares in excess of their Proportionate Share; provided, however, that no Major Investor shall be allocated more than such Major Investor’s Maximum Number. The delivery of an Exercise Notice by a Major Investor under this Section 2.3(b) shall constitute an irrevocable commitment to purchase the Shares that are allocated to such Major Investor under this Section 2.3(b). The pro rata portion of each Major Investor’s Shares in excess of its Proportionate Share shall be equal to a fraction, the numerator of which is the sum of the number of Ordinary Shares issuable or issued upon conversion of Registrable Securities plus all other voting securities then held by such Major Investor and the denominator of which is the total number of Ordinary Shares plus all other voting securities then held by all Major Investors (assuming full conversion and exercise of all outstanding convertible or exercisable securities) who properly send an Exercise Notice and who wish to subscribe for more than their Proportionate Share.

(c) The Company may, during the 45 day period following the expiration of the 20-day period provided in Section 2.3(b) hereof, offer the remaining unsubscribed portion of the Shares to any person or persons at a price not less than, and upon terms no more favorable to the offeree than those specified in the Preemptive Rights Notice. If the Company does not enter into an agreement for the sale of the Shares within such period, or if such agreement is not consummated within forty five (45) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first reoffered to the Major Investors in accordance herewith.

(d) The preemptive right in this Section 2.3 (Preemptive Right) shall not be applicable (i) to the issuance of Ordinary Shares (or options therefor) to employees, officers and directors, pursuant to a broadly based share purchase or option plan approved by the Board of Directors the purpose of which is to provide equity incentives to such individuals, (ii) after consummation of a Qualified IPO, (iii) to the issuance of securities pursuant to the conversion or exercise of convertible or exercisable securities outstanding on, and pursuant to terms existing on, the date hereof, (iv) to convertible securities issued or issuable pursuant to a conversion price adjustment under the Memorandum and Articles of Association of the Company, (v) to the issuance of securities in connection with a bona fide business acquisition of or by the Company, whether by merger, acquisition of assets, or acquisition of shares, that was approved by the Board of Directors, (vi) to the issuance of securities in connection with any strategic business partnership approved by the Board of Directors, the principal purpose of which is not fundraising (as determined in good faith by the Board of Directors), but for the avoidance of doubt, excluding any private equity, venture capital or similar fund, (vii) Equity Securities issued or issuable upon conversion of the JOHO Notes and SBI Notes; or (viii) Equity Securities issued or issuable upon exercise or conversion of the Series D Securities.

2.4 Proprietary Information and Inventions Agreements

The Company shall require all employees and consultants with access to confidential information to execute and deliver a Proprietary Information and Inventions Agreement in form and substance satisfactory to both the Series C Investors and the New Investors.

2.5 Termination of Covenants

The covenants set forth in Sections 2.1(Delivery of Financial Statements), 2.2 (Inspection), and 2.3 (Preemptive Right) shall terminate and be of no further force or effect immediately upon the consummation of the Company’s Qualified IPO.

3. Miscellaneous

3.1 Successors and Assigns

Except as otherwise provided in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties (including transferees of any of the Preferred Shares or Ordinary Shares). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

3.2 Amendments and Waivers

Any term of this Agreement may be amended or waived only with the written consent of the Company, such Softbank Shareholders owning a majority of the Registrable Securities owned by all of the Softbank Shareholders, such General Atlantic Shareholders owning a majority of the Registrable Securities owned by all of the General Atlantic Shareholders, such DCM Shareholders owning a majority of the Registrable Securities owned by all of the DCM Shareholders and the Holders (other than the Softbank Shareholders, the General Atlantic Shareholders, and the DCM Shareholders) of a majority of the Registrable Securities then outstanding, not including the Registrable Securities held by the Founders, the Softbank Shareholders, the General Atlantic Shareholders, or the DCM Shareholders; provided, that

(i) if such amendment or waiver has the effect of affecting the Registrable Securities held by the Founders (a) in a manner different than securities issued to the Investors and (b) in a manner materially adverse to the interests of the Founders, then such amendment or waiver shall require the consent of the holder or holders of a majority of the Registrable Securities held by the Founders, and

(ii) if such amendment or waiver has the effect of affecting the Registrable Securities held by the TCV Shareholders (a) in a manner different than securities issued to the other Investors and (b) in a manner adverse to the interests of the TCV Shareholders, then such amendment or waiver shall require the consent of the holders of a majority of the Registrable Securities held by the TCV Shareholders.

It being understood and agreed upon by the parties hereto that, without limiting the foregoing differences in the amount paid for securities by holders and differences in the number of shares held by holders (except in the case of an amendment that alters or changes the number or percentage of shares that a shareholder must hold to receive certain rights under this Agreement or an amendment to add a new provision to this Agreement, which provision grants rights or imposes obligations upon a shareholder based on the number or percentage of shares such shareholder holds and is not merely pro-rata based on number of shares held) shall be ignored in determining if such amendment or waiver adversely affects a holder of Registrable Securities in a manner different than other holders of Registrable Securities. Any amendment or waiver effected in accordance with this Section shall be binding upon each holder of any Registrable Securities then outstanding, each future holder of all such Registrable Securities, and the Company.

3.3 Notices

Any notice required or permitted by any provision of this Agreement shall be given in writing and shall be delivered either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means (i) in the case of a Founder to the Founder’s address as set forth in the schedules or such other address as the Founder may designate in writing from time to time, (ii) in the case of the Company, to its principal office, (iii) in the case of any Investor which is an original party to this Agreement at the address of such Investor as set forth in the signature pages or schedules hereto or such other address for such Investor as shall be designated in writing from time to time by such Investor; and, (iv) in the case of any permitted transferee of a party to this Agreement or its transferee, to such transferee at its address as designated in writing by such transferee to the Company from time to time. Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a confirmation of delivery, and to have been effected at the expiration of two (2) days after the letter containing the same is sent as aforesaid. Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid if sent during normal business hours of the recipient and if not sent during normal business hours, then the next Business Day of the recipient.

3.4 Severability

If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

3.5 Governing Law

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

(b) Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement to be brought by or on behalf of any of the parties will be brought or otherwise commenced in any state or federal court located in New York county, the State of New York. With respect to any such action, each party to this Agreement: (i) expressly and irrevocably consents and submits to the non-exclusive jurisdiction of each state and federal court located in the county and city of New York, New York (and each appellate court located in the State of New York) in connection with any such legal proceeding; (ii) agrees that each state and federal court located in the county of New York, the State of New York, shall be deemed to be a convenient forum; and (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the county and city of New York, the State of New York, any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

(c) Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with the transactions contemplated by this Agreement. Each of the parties hereto hereby (a) certifies that no representative, agent or attorney of the other parties has represented, expressly or otherwise, that such other parties would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it has been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications set forth in this section.

3.6 Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

3.7 Titles and Subtitles

The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

3.8 Aggregation of Shares

All shares held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

3.9 Attorneys’ Fees

In the event that any dispute among the parties to this Agreement should result in litigation, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

3.10 Entire Agreement

This Agreement and Article 5.2 of the Company’s Memorandum and Articles of Association, constitute the entire agreement among the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements relating to the subject matter hereof existing among the parties hereto, including, without limitation, the Prior Agreement, are expressly terminated and canceled. In the event of a conflict or discrepancy between the provisions of Article 5.2 of the Company’s Memorandum and Articles of Association and this Agreement, the terms of Article 5.2 of the Company’s Memorandum and Articles of Association shall prevail.

3.11 Delays or Omissions

It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on any party’s part of any breach, default or noncompliance under the Agreement or any waiver on such party’s part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to any party, shall be cumulative and not alternative.

[Signature Pages Follow.]

EXECUTION VERSION

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

COMPANY:

OAK PACIFIC INTERACTIVE

By:	/s/ Joseph Chen

Address:	23/F Jing’an Center, No. 8
Beisanhuan, East Road
Chaoyang District
Beijing, PRC 100028

Fax:	(8610) 8522-3008